Exhibit 10.24

December 4, 2019

James Scully

Dear James:

It is my pleasure to offer you the position of Interim Chief Executive Officer (“Interim CEO”) of J.Jill, Inc. (“J.Jill” or the “Company,” and collectively with its direct and indirect subsidiaries, whether existing on the Start Date (defined below) or thereafter acquired or formed, the “J.Jill Companies”), pursuant to the terms of this letter agreement (the “Offer Letter”).

The terms and conditions of your employment with J.Jill will be as follows and shall, subject to your satisfaction of the “Conditions to Employment” listed below, become effective as of the date on which you countersign this Offer Letter.

1.	Start Date: Your start date in this position will be December 5, 2019 (the “Start Date”).
2.	Position and Duties:
a.

As Interim CEO, you shall have such responsibilities, duties, and authorities as are commensurate with the position of Interim CEO, or as are assigned to you by the Board of Directors of the Company (the “Board”).

b.

During the Term (as defined below) you shall remain a member of the Board, but shall now also be an employee of the Company. Notwithstanding your service as Interim CEO, you shall still be entitled to receive compensation to which you were entitled as an independent director of the Company.

c.	You agree that you shall resign as a member of the Board’s Audit Committee prior to the Start Date and shall not serve as a member of the Audit Committee at any time during the Term.
d.

In your role as Interim CEO, you shall fulfill your duties and responsibilities in a diligent, trustworthy, and appropriate manner and in compliance with the policies and practices of the J.Jill Companies and applicable law.

e.

During the Term, your primary business focus shall be on your duties as Interim CEO and you shall exert your reasonable best efforts in such role and shall carry out your duties in good faith so as to promote the purpose and mission of the J.Jill Companies.

f.

You shall be allowed to continue to engage in all businesses that you engage in as of the date of this Offer Letter, including without limitation your continued service on the Board, so long as such activities do not create an actual or reasonably foreseeable potential conflict of interest with, or materially interfere with the performance of, your duties hereunder, in each case as determined in the reasonable judgment of the Board.

3.

Term:  You shall serve as the Interim CEO from the Start Date until the earlier of (i) the date that a permanent (non-interim) Chief Executive Officer commences employment and (ii) the date which is ninety (90) days from the Start Date (the “Initial Term”). The Initial Term may be extended on a month-to-month basis by mutual agreement (including with respect to compensation for services provided during any such extended term) of you and J.Jill (the Initial Term and any such extended term, the “Term”).

4.

Sign-On Bonus: You shall be paid a one-time cash sign-on bonus of $100,000 (the “Sign-On Bonus”), payable within thirty (30) days following the Start Date; provided, however, that if you resign from J.Jill at any time prior to the end of the Initial Term, you shall repay the Sign-On Bonus to J.Jill within ten (10) business days following such termination of employment.

5.

Ongoing Cash Compensation: During the Initial Term, you will be paid cash compensation at the rate of $100,000 per month (the “Cash Compensation”), with a guaranteed minimum of three (3) months of payments, payable bi-weekly through the Company’s payroll.

6.

Equity Award: You will be entitled to receive a grant of 180,000 restricted stock units as of the Start Date, which shall vest on the last day of the Initial Term, subject to the terms of the applicable J.Jill equity compensation plans and related documents.

7.	Expense Reimbursement:
a.

The Company shall reimburse you for all reasonable travel expenses associated with your travel to the Quincy, Massachusetts area in the performance of your duties as Interim CEO, not to exceed $10,000.00 per month.

b.

J.Jill shall reimburse you for your reasonable legal fees, incurred in connection with your consideration of whether to accept the offer to serve as Interim CEO, including the review of this Offer Letter, and all related documents, not to exceed $10,000.00.

8.

Representations: By accepting this offer, you unconditionally agree not to use in connection with your employment with J.Jill any confidential or proprietary information which you have acquired in connection with any former employment or reveal or disclose to J.Jill or any of employees, agents, representatives or vendors of any J.Jill Company, any confidential or proprietary information that you have acquired in connection with any former employment. You represent that you are accepting J.Jill’s offer in good faith, and that you understand that J.Jill will rely on your acceptance. The terms of the offer are considered confidential and should not be shared with any other company, including your current employer.

9.

Governing Law; Forum: This offer letter shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. You and J.Jill consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

10.

Withholdings: All payments provided for herein in your capacity as Interim CEO shall be reduced by any amounts required to be withheld from time to time under applicable federal, state or local income or employment tax law or similar statutes or other provisions of law then in effect.

11.

Section 409A: This Offer Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). If required by Section 409A, no payment or benefit constituting nonqualified deferred compensation that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. If you are deemed on the date of termination to be a “specified employee” within the meaning of the term under Section 409A, then with regard to any payment or the provision of any benefit under any agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum (without interest) on the first business day following the Delay Period, and any remaining payments and benefits due under this Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein. You agree to negotiate with J.Jill in good faith to make amendments to this Offer Letter as you and J.Jill mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to J.Jill. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Offer Letter (including any taxes, interest and penalties under Section 409A), and J.Jill shall have no obligation to indemnify or otherwise hold you (or any beneficiary successor or assign) harmless from any or all such taxes, interest or penalties.

12.

Entire Agreement: This Offer Letter supersedes all prior and contemporaneous oral or written, express or implied understandings or agreements regarding your employment with J.Jill, and contains the entire agreement between you and J.Jill regarding your employment with J.Jill. The terms set forth in this letter may not be modified, except in writing signed by an authorized representative of J.Jill, which expressly states the intention of J.Jill to modify the terms of this Offer Letter

13.

Assignment; Binding Effect: You understand that you have been selected for employment by J.Jill on the basis of your personal qualifications, experience, and skills. You agree, therefore, that you cannot assign all or any portion of your performance under this Offer Letter. J.Jill may assign this Offer Letter to the purchaser of substantially all of the assets of J.Jill, or to any subsidiary or parent company of J.Jill. Subject to the preceding two sentences, this Offer Letter shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and assigns. You acknowledge and agree that each J.Jill Company is a third-party beneficiary of this Offer Letter.

14.

Conditions to Employment: This offer is contingent upon: (1) your execution of this Offer Letter; (2) you commencing employment as Interim CEO on the Start Date; and (3) you providing to J.Jill documentary evidence of your identity and provide a Form I-9 to evidence your eligibility for employment in the United States within (3) business days from your date of hire.

[Signature Page Follows]

James, we welcome you to J. Jill. If you are in agreement and plan to accept this offer, then please sign below and scan and email to mark.webb@jjill.com.

Sincerely,

Mark Webb
Chief Financial Officer

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:	Signature:
James Scully